Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ruth Pachman/Michael Herley
Kekst and Company
212-521-4800

CARVER BANCORP, INC. APPOINTS LAMAE ALLEN DEJONGH

TO BOARD OF DIRECTORS

NEW YORK, NEW YORK, February 28, 2014 — Carver Bancorp, Inc. (“Carver” or the “Company”) (NASDAQ:CARV), the holding company for Carver Federal Savings Bank, announced that LaMae Allen deJongh has been appointed to the Company’s Board of Directors, effective March 1, 2014.  Ms. deJongh’s background includes 25 years at management consulting firm Accenture, where she worked closely with global financial institutions on business performance.

“LaMae brings a wealth of experience in the financial services space, and she will be a valuable resource as we continue to support Carver’s management team with execution of its business strategy,” said Robert Holland, Lead Independent Director of Carver.  “She joins the three new directors we added last September as we continue to expand the Carver Board with important new skills and perspectives.”

Ms. deJongh’s appointment brings the total number of Carver directors to eleven.

Deborah C. Wright, Carver Chairman and Chief Executive Officer added, “We are delighted to welcome another distinguished executive to our Board. Ms. deJongh’s diverse experience advising financial institutions and companies at critical junctures, including execution of strategic change initiatives, re-engineering critical business processes, and human capital development, will be invaluable to our organization. As we accelerate our efforts to complete Carver’s turnaround, we are very fortunate to have her relevant experience to draw upon.”

Ms. deJongh was a partner at Accenture from 1987 to 2012, where she helped financial institutions increase revenues and reduce costs by providing consulting, technology and outsourcing solutions and had a leadership role in the firm’s North America Capital Markets practice.  Alongside her client service work, Ms. deJongh helped addressed Accenture’s human capital strategy, bringing focus to the recruitment, retention, development and advancement of talent; inclusion and diversity; and corporate citizenship.  She also contributed to strategy-setting and day-to-day operations of Accenture through participation on the CEO Advisory Council, North America Leadership Team, Accenture US Foundation, and Accenture US Investments/Benefits Co.

Ms. deJongh was recognized by Crain’s Business as one of New York City’s Top 40 under 40 rising business leaders, and she is a David Rockefeller Fellow. She holds a B.A. from Princeton University. She serves as Co-Vice Chair of the Board of the Children’s Museum of Manhattan.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African-American and Caribbean run bank in the United States, operates ten full service branches in the New York City Boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company’s website at www.carverbank.com.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

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